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                                                             EXHIBIT 99.1

                                                    Contact: Joseph H. Rossi
                                                             President and CEO
                                                             (860) 875-2500



              Alliance Bancorp Shareholders Vote to Approve Merger
                           With New Haven Savings Bank

VERNON, CT. March 18, 2004. At a Special Meeting held today, shareholders of Alliance Bancorp of New England, Inc., the holding company of Tolland Bank, voted to approve the merger with NewAlliance Bancshares, Inc. and its proposed subsidiary New Haven Savings Bank. The merger transaction was announced on July 15, 2003, and includes the merger of Alliance and Connecticut Bancshares, the holding company for the Savings Bank of Manchester, into NewAlliance Bancshares.

Alliance's CEO & President Joseph Rossi said, "We are pleased that our shareholders voted overwhelmingly in favor of the merger with New Haven Savings Bank. We believe the combined resources of New Haven Savings Bank and Tolland Bank will be a strong presence in the market."

NewAlliance Bancshares, Inc., the proposed bank holding company for New Haven Savings Bank is a newly formed Delaware Corporation that will own New Haven Savings Bank. The transaction is expected to close on or about April 1, 2004, subject to receipt of all regulatory approvals.

Upon completion of the merger transaction, the resulting bank will operate as NewAlliance Bank and is expected to have approximately 74 branches in Connecticut, $6.23 billion in assets, $3.75 billion in deposits and equity of approximately $1.41 billion.

Under the terms of the merger transaction approved by Alliance's shareholders today, each shareholder of Alliance can elect to receive for each share of Alliance common stock either 2.5 shares of NewAlliance Bancshares, Inc. common stock or $25 in cash. The offering for the common stock of NewAlliance Bancshares, Inc. concluded on March 11, 2004.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is the bank holding company for Tolland Bank, a Connecticut-chartered savings bank with ten offices serving central and eastern Connecticut. Alliance builds community and shareholder value relying on its fundamental strengths of convenience, superior marketing, customer service, knowledge of its communities, and competitive products. (www.alliancebancorp.com and www.tollandbank.com)

Statements in this press release regarding Alliance Bancorp of New England, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statement, see "Forward-Looking Statements" in the Company's most recent Annual Report.